Exhibit 10.69

WAIVER

THIS WAIVER (this “Agreement”) is made and entered into as of this 16th day of January, 2009 by and among ARTHROCARE CORPORATION, a Delaware corporation (the “Borrower”), the Subsidiaries thereof party hereto (the “Subsidiary Guarantors”), the lenders party to the Credit Agreement referred to below (the “Lenders”), and BANK OF AMERICA, N.A., as Administrative Agent, Swing Line Lender and L/C Issuer (the “Administrative Agent”).

Statement of Purpose

The Lenders agreed to extend certain credit facilities to the Borrower pursuant to the Credit Agreement dated as of January 13, 2006 (as amended by that certain First Amendment dated as of December 18, 2007, that certain Second Amendment and Consent dated as of November 26, 2008 (the “Second Amendment”), and as further amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), by and among the Borrower, the Lenders and the Administrative Agent.

The Borrower previously advised the Administrative Agent and the Lenders that it would be restating its financial statements for fiscal years 2006, 2007 and the first quarter of 2008 as more fully described in the Borrower’s 8-K filing of July 24, 2008.  More recently, the Borrower advised the Administrative Agent and the Lenders that it would be restating its financial statements for fiscal years 2000 through and including 2007 and the first quarter of 2008 as more fully described in the Borrower’s 8-K filing of December 19, 2008 (such financial restatements, collectively, the “Restatement”).  In letter agreements dated July 29, 2008 and September 15, 2008, respectively, and in the Second Amendment, the Administrative Agent, on behalf of and at the direction of Lenders constituting Required Lenders, consented to extensions of the deadlines for delivery of the June 30, 2008 and September 30, 2008 financial statements (collectively, the “Required Financial Statements”) to the earliest of (a) the end of business on March 2, 2009, (b) the date on which the Borrower shall have received notice from The NASDAQ Stock Market, LLC (“NASDAQ”) that its common stock shall be delisted from The NASDAQ Global Select Market, (c) the date that the common stock of the Borrower is delisted from The NASDAQ Global Select Market and (d) the date on which the Borrower shall have received notice from NASDAQ that its requested extension of time for delivery of its June 30, 2008 and September 30, 2008 financial statements to February 9, 2009 has been denied (such extension, the “Third Extension” and such additional time period ending in accordance with the foregoing, the “Third Extension Period”).

On January 14, 2009, the Borrower notified the Administrative Agent that it received a letter dated January 14, 2009 from NASDAQ stating that its common stock will be delisted from The NASDAQ Global Select Market.  As such, the Third Extension Period ended on January 14, 2009 and the Borrower was, therefore, required to deliver the Required Financial Statements on January 14, 2009.  The Borrower did not deliver the Required Financial Statements on January 14, 2009 and, therefore, an Event of Default has occurred under Section 8.01(b) of the Credit Agreement from the Borrower’s failure to comply in a timely manner with the requirements set forth in Section 6.01 of the Credit Agreement.  The Borrower has requested that the Lenders agree to waive such Event of Default.

Subject to and in accordance with the terms and conditions set forth herein, the Lenders party hereto are willing to agree to the Borrower’s requests.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by the parties hereto, such parties agree as follows:

Section 1.              Definitions.  All capitalized terms used and not defined herein shall have the meanings assigned thereto in the Credit Agreement.

Section 2.              Waiver.  Pursuant to Section 10.01 of the Credit Agreement and subject to the terms and conditions set forth herein, including, without limitation the requirements set forth below and the conditions to effectiveness set forth in Section 4 of this Agreement, the Administrative Agent and the Lenders party hereto hereby waive any Default or Event of Default arising under Section 8.01(b) of the Credit Agreement as a result of any breach that may have occurred under Section 6.01 of the Credit Agreement solely as a result of the Borrower’s failure to deliver the Required Financial Statements prior to the termination of the Third Extension Period (such agreement, the “Waiver”); provided, that the Waiver shall be deemed null and void and an Event of Default shall be deemed to have occurred as of January 14, 2009 if each of the following conditions is not met:

(a)           the Required Financial Statements shall be delivered to the Administrative Agent and the Lenders in accordance with Section 6.01 on or prior to the end of business on March 2, 2009; and

(b)           the Administrative Agent and the Lenders shall have received each financial statement subject to restatement under the Restatement (such financials, the “Restatement Financial Statements”) on or prior to the end of business on March 2, 2009.

Section 3.              Additional Agreements Regarding Availability.  It is hereby agreed and acknowledged by the parties hereto that the Administrative Agent and the Lenders shall have a period of up to forty-five days after their receipt of the Restatement Financial Statements and the Required Financial Statements (such period, the “Review Period”) to review such financial statements.  During the Review Period, the Borrower shall not request any Credit Extension (other than a continuation or conversion of an existing Eurocurrency Rate Loan or the extension/renewal of an existing Letter of Credit) and no request for any Credit Extension will be required to be honored by the Administrative Agent or the Lenders (other than a continuation or conversion of an existing Eurocurrency Rate Loan or the extension/renewal of an existing Letter of Credit).  Furthermore, upon review thereof, if the Restatement Financial Statements and/or the Required Financial Statements are not satisfactory to the Required Lenders in their sole discretion, the Required Lenders may, in their sole discretion, extend the prohibition on the Borrower’s ability to request (and the Lenders obligations to honor) Credit Extensions for an indefinite period of time and/or require a permanent reduction in the Aggregate Commitments.

Section 4.              Effectiveness.  The provisions of this Agreement shall become effective upon the satisfaction of each of the following conditions:

(a)           Executed Documents.  The Administrative Agent shall have received a duly executed counterpart of this Agreement from the Administrative Agent, the Loan Parties and the Required Lenders.

(b)           Mandatory Prepayment.  The Borrower shall have prepaid Committed Loans in an aggregate principal amount of not less than $10,000,000, together with all accrued interest on such amount and any additional amounts required pursuant to Section 3.05 of the Credit Agreement.  Such prepayment shall be applied to the Committed Loans of the Lenders in accordance with their respective Applicable Percentages.  It is hereby agreed and acknowledged that the Aggregate Commitments shall not be permanently reduced by such prepayment.

(c)           Work Fee.  The Borrower shall have paid to the Administrative Agent (or its applicable affiliates), for the account of each Lender (including the Administrative Agent) that executes and delivers this Agreement to the Administrative Agent (or its counsel) on or prior to 2:00 p.m. (Eastern Time) on January 16, 2009, a work fee in an amount equal to $7,500 for each such Lender.

(d)           Fees and Expenses.  The Administrative Agent shall have been reimbursed for all fees and out-of-pocket charges and other expenses incurred in connection with this Agreement, including, without limitation, the reasonable fees and disbursements of counsel for the Administrative Agent.

(e)           Other Documents.  The Administrative Agent shall have received any other documents (including, without limitation, resolutions adopted by each Loan Party with respect to this Agreement) or instruments reasonably requested by the Administrative Agent in connection with the execution of this Agreement.

Section 5.              Limited Effect.  Except as expressly provided herein, the Credit Agreement and the other Loan Documents shall remain unmodified and in full force and effect and this Agreement shall not waive, affect, or diminish any right of the Administrative Agent and the Lenders to demand strict compliance and performance with the Credit Agreement and the other Loan Documents.  In furtherance thereof, the Administrative Agent and the Lenders hereby reserve all rights and remedies, and shall be entitled, to pursue at any time and from time to time, without notice, demand or any other action, any and all rights and remedies provided under the Credit Agreement and/or the other Loan Documents, at law, in equity or otherwise, whether or not with respect to any existing Events of Default (other than the Event of Default waived pursuant to Section 2 hereof), all in the sole and absolute discretion of the Administrative Agent and the Lenders.  Except as expressly set forth in Sections 2 and 3 of this Agreement, neither this Agreement nor any other communication between the Administrative Agent and/or the Lenders, on the one hand, and the Borrower, on the other hand, shall be construed as a consent, waiver, forbearance or other modification with respect to any term, condition or other provision of the Agreement and/or any other Loan Document.  Neither this Agreement, any other communication between the Administrative Agent and/or the Lenders, on the one hand, and the Borrower, on the other hand, nor any act or omission on the part of the Administrative Agent and/or the Lenders constitutes, or shall be deemed to constitute, a course of conduct or a course of dealing so as to justify an expectation by the Borrower that the Administrative Agent and the Lenders will not exercise any rights or remedies available to them with respect to any existing Event of Default (other than the Event of Default waived pursuant to Section 2 hereof) or any subsequent Event of Default or an expectation by the Borrower that the Administrative Agent and the Lenders will waive any existing Event of Default (other than the Event of Default waived pursuant to Section 2 hereof) or any subsequent Event of Default.  References in the Credit Agreement to “this Agreement” (and indirect references such as “hereunder”, “hereby”, “herein”, and “hereof”) and in any Loan Document to the Credit Agreement shall be deemed to be references to the Credit Agreement as modified hereby.

Section 6.              Reaffirmation of Security Documents.  Each Loan Party hereby confirms that each of the Security Documents to which it is a party shall continue to be in full force and effect and are hereby ratified and reaffirmed in all respects.

Section 7.              Representations and Warranties/No Default.

(a)           By its execution hereof, each Loan Party hereby certifies that after giving effect to this Agreement, no Default or Event of Default has occurred and is continuing as of the date hereof or would result after giving effect to the transactions contemplated hereunder.

(b)           By its execution hereof, the Borrower hereby (i) represents and warrants that all statements made by or on behalf of the Borrower related to the Restatement in all annual, regular, periodic and special reports that the Borrower has filed with the SEC on or prior to the date of this Agreement are true, correct and complete in all material respects and (ii) confirms and agrees that, from the date of this Agreement through and including the date upon which the Administrative Agent and the Lenders receive the Required Financial Statements and the Restatement Financial Statements (such date, the “Delivery Date”), (A) it has, and will have, sufficient liquidity (exclusive of any further requests for Credit Extensions) to meet all of its anticipated expenditures and (B) it will not request any Credit Extension on or prior to the Delivery Date (other than a continuation or conversion of an existing Eurocurrency Rate Loan or the extension/renewal of an existing Letter of Credit).

(c)           By its execution hereof, each Loan Party hereby represents and warrants that such Person has all requisite power and authority and has taken all necessary corporate action to authorize the execution, delivery and performance of this Agreement and each other document executed in connection herewith to which it is a party in accordance with their respective terms.

(d)           This Agreement and each other document executed in connection herewith has been duly executed and delivered by the duly authorized officers of each Loan Party, and each such document constitutes the legal, valid and binding obligation of such Loan Party, enforceable in accordance with its terms.

Section 8.              GOVERNING LAW.  THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

Section 9.              Counterparts.  This Agreement may be executed in counterparts  (and by different parties hereto in different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract.  Delivery of an executed counterpart of a signature page of this Agreement by telecopy shall be effective as delivery of a manually executed counterpart of this Agreement.

[Signature Pages Follow]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date and year first above written.

ARTHROCARE CORPORATION, as Borrower

By:	/s/ Michael A. Baker
Name: Michael A. Baker
Title: President and CEO

ARTHROCARE MEDICAL CORPORATION, as
Subsidiary Guarantor

By:	/s/ Michael A. Baker
Name: Michael A. Baker
Title: President and CEO

BANK OF AMERICA, N.A., as Administrative Agent
By:	/s/ Charlene Wright-Jones
Name: Charlene Wright-Jones
Title: Assistant Vice President

BANK OF AMERICA, N.A., as Lender

By:	/s/ Daniel Penkar
Name: Daniel Penkar
Title: Senior Vice President

UNION BANK OF CALIFORNIA, N.A., as Lender

By:	/s/ Allan B. Miner
Name: Allan B. Miner
Title: Vice President